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                               STRATEGIC ALLIANCE
                       RESEARCH AND DEVELOPMENT AGREEMENT

This Agreement entered into this ninth day of September, 1998.

BY AND AMONG:

QuesTec Imaging, Inc., a corporation duly organized and existing under the laws of Wyoming, United States, and having its principle office of business at 160 A West Industry Court, Deer Park, New York 11729 (hereinafter referred to as "QuesTec").

Atlantic Aerospace Electronics Corporation, a corporation duly organized and existing under the laws of Delaware, United States, and having its principle office of business at 6404 Ivy Lane, Suite 300, Greenbelt, Maryland 20770 (hereinafter referred to as "Atlantic").

WITNESSETH THAT:

WHEREAS, QuesTec is the owner of several technologies relating to software systems developed for sports broadcasts, athletic analysis and production services.

WHEREAS, Atlantic is a developer of signal processing and motion/static tracking systems and software technology.

WHEREAS, QuesTec and Atlantic desire to participate on software and product development as defined hereinafter through QuesTec's research and development. QuesTec desires to undertake such software development and distribution thereof employing said technologies developed and acquired by QuesTec and Atlantic and the parties hereto desire to encourage others to participate in the same to the mutual benefit of QuesTec and Atlantic and

WHEREAS, QuesTec and Atlantic are willing to enter into an Agreement which calls for the development of software related broadcast enhancement and quantitative motion sensing/capture products in the field of sports broadcasting and athletic performance and statistical analysis.

NOW THEREFORE, it is agreed among the parties as follows:

ARTICLE 1. DEFINITIONS

"QUESTEC INTELLECTUAL PROPERTY" shall mean certain patents, trademarks, servicemarks and copyrights which are held by QuesTec on software series and relate to the fabrication and use of the Software, and know-how which includes all descriptions of data, technical know-how and trade secrets (including but not limited to, information on QuesTec's customers) relating to the fabrication and use of the Software, all of which shall be fully described in the individual contracts.

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"INTELLECTUAL PROPERTY" shall mean software related products developed by
QuesTec and partially funded by Atlantic directly through their own research and development or indirectly as an agent.

"PATENTS" shall mean any patents and patent application relating to software, products, business models and any patents issuing upon any divisions or continuation of such patents and patent applications; any patents which issue upon patent application corresponding to any of the aforesaid patents and patent applications; and any reissues, extensions or additions to any of the foregoing, all of which are obtained through the development during the life of the Agreement.

"COPYRIGHTS" shall mean any copyrights relating to the Software which are obtained through the Development during the life of the Agreement.

"THE SOFTWARE" shall mean certain software in the fields of sports to be used for sports broadcasting, athletic performance and statistical analysis and production services that exist and/or are to be developed by QuesTec employing Patents, Improvement Patents and know-how.

"DEVELOPMENT" shall mean research, development, creation, invention and any other work to be conducted and performed by QuesTec and Atlantic hereto for the successful manufacture of the Software.

"INDIVIDUAL CONTRACTS" shall mean those contracts between the parties where the parties agree to develop specified software applications under this Agreement.

ARTICLE 2. WARRANTIES AND UNDERTAKINGS

QuesTec and Atlantic represent and warrant that they have the full right and power to grant the rights set forth herein. QuesTec further represents and warrants that to the best of its knowledge it has full title to its own QuesTec Intellectual Property, and that there are no outstanding agreements, licenses, assignments, ship rights or other encumbrances in any manner inconsistent with the provisions of this Agreement.

ARTICLE 3. INDIVIDUAL CONTRACTS

Specifications of the Software, term for development, share for the expenses for development, the amount of the royalty for the Intellectual Property, and any other detailed terms and conditions shall be provided for in the Individual Contracts.

If there is any inconsistency between the provisions of such Individual Contracts and this Agreement, the former shall prevail.

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ARTICLE 4. TECHNICAL INTERFACE

Each party shall have a Manager for the exchange of know-how. The Manager shall supervise the exchange of know-how, arrange conferences and visitations, maintain pertinent records, and the like, and shall be responsible for authoring transmissions, disclosure and receipt of know-how.

Prior to disclosure of Intellectual Property, the Manager of the supplying party shall generally identify the proposed disclosure and obtain a written agreement from the Manager of the other Party, so that the latter understands the nature of and reason for the identified disclosure and is willing to accept the identified disclosure. The identified Intellectual Property may thereafter be disclosed by the Manager of the disclosing party to the Manager of the other party under a Confidential Information designation. Such disclosure shall be deemed to be confidential only to the extent that it is received in writing from the disclosing party, or, if received only to the extent that it is confirmed in writing by the disclosing party within fourteen (14) days of the oral disclosure. The receipt of confidential Intellectual Property shall be promptly acknowledged in writing by the Manager of Atlantic.

Respecting any confidential Intellectual Property transmitted and received in accordance with Article 5, to the extent that such Intellectual Property remains confidential pursuant to Article 5, Atlantic shall use the same efforts to avoid publication or dissemination of such confidential Intellectual Property as it employs with respect to information of its own which it does not desire to be published or disseminated. Notwithstanding expiration or termination of this Agreement pursuant to Articles 9 and 10, this paragraph shall remain effective for another two (2) years from the date of expiration or termination of this Agreement.

ARTICLE 5. COPYRIGHT

QuesTec and Atlantic shall jointly acquire and hold the copyright in "The Software" which is developed by QuesTec and Atlantic pursuant to this Agreement.

ARTICLE 6. APPLICATIONS FOR PATENTS

QuesTec and Atlantic shall jointly apply for patents for "The Software" and "Inventions" which are required and developed under this Agreement, and shall jointly own the Patents. QuesTec and Atlantic shall share the expenses in obtaining and maintaining such patents.

ARTICLE 7. INTELLECTUAL PROPERTY PROTECTION

In the event that Intellectual Property licensed hereunder to Atlantic by QuesTec is infringed by the use, sale or lease of The Software by an unlicensed third party, QuesTec may at its option and at its expense, file and prosecute a lawsuit against such infringer and, in the case of an award of damages related directly to the Software, after deducting its relevant costs therefrom, any excess of each damage award shall be divided equally between QuesTec and Atlantic. If QuesTec elects not to pursue such infringer for all of their infringement of said Intellectual Property, then Atlantic may at their option pursue such infringer, at their expense, and, in the case of an award of damages, whether or not related directly to The Software, after deducting their costs from such

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damages, any excess of any damage award shall be divided equally between QuesTec and Atlantic. The parties hereto shall each extend to the others full cooperation in all such litigation proceedings, and either party may join the other as a party thereto.

In the event that on account of the use of QuesTec Intellectual Property, the Copyrights, or the use or lease/sale of The Software, either Atlantic or QuesTec is sued for patent, copyright or any other intellectual Property infringement by a third party, then QuesTec and Atlantic shall promptly and continuously share and exchange all information relevant to the defense of each lawsuit.

Either party may join the other as a defendant, and both parties shall give due and reasonable credence to the legal and business judgment of the other party in adopting a reasonable settlement or continuance of each litigation. No settlement shall be reached which affects the royalty income of the other party without the written consent of such other party which consent shall not be unreasonably withheld whether the proposed compromise, if any, be in regard to the terms of settlement or a reasonable design change in The Software.

ARTICLE 8. AGREEMENT BETWEEN QUESTEC AND ATLANTIC

In the event that QuesTec and Atlantic shall enter into additional Agreements, unless specified, all Agreements shall remain binding. Atlantic is to inform QuesTec of any and all inquiries concerning the use of the above mentioned products and or services.

ARTICLE 9. TERM

This Agreement shall come into force on the day first above written and continue in full force and effect for seven (7) years, and, thereafter, be automatically renewed for one (1) year periods unless terminated by a written notice given by either party to the other at least 6 months prior to the expiration date of the initial period or of any subsequent one year period of this Agreement.

ARTICLE 10. TERMINATION

Should QuesTec or Atlantic at any time commit any breach of this Agreement and should such failure or breach not be cured within sixty (60) days after written notice from either party to the defaulting party specifying the nature of the default, the notifying party shall thereafter have the right to terminate this Agreement and/or any licensing rights hereunder as the case may be, by giving written termination notice to the other party, and such termination shall become effective on the sixtieth (60) day after the dispatch of such termination notice. A termination under this Article shall place the parties in the respective legal position which existed prior to the effective date of this Agreement.

Should either QuesTec or Atlantic become insolvent, make an assignment for the benefit of creditors or be adjudged bankrupt, or should a receiver or trustee of the property of either QuesTec or Atlantic be appointed, the other party may forthwith terminate this Agreement.

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ARTICLE 11. NOTICE

All notices and statements to be given shall be sent by mail or facsimile to the respective addresses of the parties as set forth above unless notification of a change of address is given in writing. When such notice is given by mail, the date of mailing shall be deemed the date the notice or statement is given. A notice given by facsimile shall be deemed effective one day after dispatch, subject to being followed by mail.

ARTICLE 12. ARBITRATION

All disputes, controversies or differences which may arise among the parties hereto, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration in the United States in accordance with The Commercial Arbitration Rules of The U.S. Commercial Arbitration Association. The award rendered by arbitrator(s) shall be final and binding upon the parties.

ARTICLE 13. FORCE MAJEURE

Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotage, explosions, or other similar or different contingencies beyond the reasonable control of the respective parties. If, as a result of legislation or governmental action, any party or parties are precluded from receiving any benefit to which they are entitled hereunder, the parties shall review the terms of this Agreement so as to be in the same relative positions as previously obtained hereunder.

ARTICLE 14. NON-ASSIGNABILITY

Neither party hereto shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

ARTICLE 15. INTERPRETATION

This Agreement shall be construed and interpreted according to the laws of the United States and the state of New York.

ARTICLE 16. MODIFICATION

This Agreement supersedes any and all prior agreements between the parties hereto regardless of whether such agreements, if any, existed by reason of direct contract, assignment or otherwise whatsoever, and it embodies all of the understandings and agreements between the parties pertaining to the subject matter hereof and may be amended or modified only by written instrument duly executed by the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed and sealed by their duly authorized office or representative as of the date first above written.

"QuesTec"

QuesTec Imaging, Inc.

by: /s/ Edward J. Plumacher
    ------------------------
    Edward J. Plumacher

by: /s/ Michael W. Russo
    ------------------------
    Michael W. Russo

"Atlantic"

Atlantic Aerospace Electronics Corporation

by: /s/ Robert S. Cooper
    ------------------------
    Robert S. Cooper

by: /s/ Thomas V. Robertson
    ------------------------
    Thomas V. Robertson

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                               INDIVIDUAL CONTRACT
                           SPORTS RELATED DEVELOPMENT

THIS DEVELOPMENT AGREEMENT ("Agreement") is made this ninth day of September, 1998, by and between QuesTec Imaging, Inc., having its principle office of business at 160 A West Industry Court, Deer Park, New York 11729 ("QuesTec") and Atlantic Aerospace Electronics Corporation, having its principle office of business at 6404 Ivy Lane, Suite 300, Greenbelt, Maryland 20770 ("Atlantic").

RECITALS

QuesTec and Atlantic wish to collaborate on the development of products that will display real time graphic simulation of players (athletes) and any and all action on the field of play by combining sensing technology, signal processing, animation software, custom interface software, peripheral hardware equipment, engineer operators and graphic workstations (the "Systems"). When operated, the System will produce quantified data and 3-dimensional graphics from both live and manual data entry.

THEREFORE, in consideration of the following terms and conditions, QuesTec and Atlantic agree as follows:

1.   OWNERSHIP OF THE SYSTEMS.

Atlantic shall retain ownership of the Software Atlantic develops under this Agreement and is incorporated into the Systems. The parts of each System not developed by Atlantic shall be owned by QuesTec.

2.   DISTRIBUTION PARTNERSHIP.

Atlantic shall grant QuesTec a license to use executable software libraries ("Software") Atlantic develops under this Agreement. This license shall give QuesTec perpetual and exclusive rights to use the Software for sports related applications. In exchange for this license to use Atlantic's Software, QuesTec will grant Atlantic options for 500,000 stock options for shares in the common stock of QuesTec Imaging, Inc. QuesTec will also pay Atlantic a 10% royalty on QuesTec's portion of gross revenues derived directly or indirectly from the sale, license or use of the Systems. These stock options will have a life of 5 years and will be subject to a 1 year restriction.

If after 9 months Atlantic is not satisfied with this arrangement they may convert the above mentioned form of remuneration for a flat 15% royalty on QuesTec's portion of gross revenues derived from the sale, license or use of the Systems, retroactive to the effective date of this Agreement, at which time Atlantic will forfeit any and all rights to the above mentioned stock options. Atlantic must notify QuesTec on or before the 10 month anniversary of this agreement if it wishes to change the original remuneration agreement.

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QuesTec shall reimburse Atlantic for travel costs associated with joint marketing activities.

3.   COMPLETION OF DEVELOPMENT.

The Systems will be developed, tested and ready for use according to schedules mutually agreed to by QuesTec and Atlantic.

4.   RESPONSIBILITY OF QUESTEC.

     QuesTec will:

     (a) design packages of software and hardware peripherals which comprise turnkey applications for non-intrusive tracking of sports activities (the "Tracking Mechanisms") during live events

     (b) compile and translate the data from the Tracking Mechanism into a format that can be rendered on a graphics workstation for live television broadcasts, pregame and postgame productions and athletic analysis;

     (c) support Atlantic's development activities by providing hardware, software, data, and assistance in operational testing

     (d) market Systems and services developed by QuesTec and Atlantic to the broadcast industry and other potential customers, and acquire contracts for their use

     (e) inform Atlantic of potential markets and contracts in broadcast sports and other industries, and share revenue projections

     (f) integrate, install and operate Systems and services developed by QuesTec and Atlantic and collect associated revenue

     (g) credit Atlantic in QuesTec communications and advertising, and expend best efforts to obtain on-air credits for Atlantic

     (h)  retain the exclusive use and distribution rights to the Systems.

     (i) grant licenses for the Systems to third parties in other geographical areas and will share any and all profits resulting from these licensing and royalty fees with Atlantic on a fifty-fifty (50/50) basis.

5.   RESPONSIBILITY OF ATLANTIC.

     Atlantic will:

     (a) develop software to track players and objects and derive quantitative data during sports events

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     (b)  provide executable software libraries and licenses for use in QuesTec
          Systems, in exchange for equity and royalty payments as described in
          Section 2 above. These licenses will grant QuesTec exclusive use of this software for sports applications

     (c)  retain ownership of the software developed by Atlantic

     (d) participate in the integration of Atlantic software into the Systems, and operational testing

     (e) participate in Questec marketing activities; QuesTec will reimburse travel expenses

     (f) negotiate revenue sharing with QuesTec for any non-sports business that QuesTec brings to Atlantic

     (g) participate in the specification, development, and integration of any signal processing technology acquired by QuesTec from a third party.

6.   INSTALLATION SITES.

     Atlantic acknowledges that QuesTec will be negotiating with networks and sponsors to license use of the Systems during live sporting events. If Questec finalizes an agreement regarding the use of the Systems, then Atlantic agrees that it may assist in the installation and operation of the Systems if requested by QuesTec. Sites at which the Systems will be used shall be determined by QuesTec's clients.

7.   NOTICES.

     All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission so long as confirmation of such transmission is received; (ii) on the next day if delivered by overnight mail or courier; or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Saturdays and Sundays), if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following address:

     If to QuesTec:

     QuesTec International, Inc.
     160-A West Industry Court
     Deer Park, New York 11729
     Attn.: Mr. Edward J. Plumacher

     If to Atlantic:

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     Atlantic Aerospace Electronics Corporation
     470 Totten Pond Road
     Waltham, MA 02154
     Attn.: Mr. Paul Baim

     Any party may, by written notice given to the other in accordance with this Agreement, change the address or facsimile number to which notices to such party are to be sent.

8.   ENTIRE AGREEMENT; AMENDMENT.

     This Agreement constitutes the entire agreement and understanding between the parties hereto, QuesTec and Atlantic acknowledge that there are no representations, warranties, covenants, or agreements regarding the Systems other than those contained herein. The provisions of this Agreement may be amended, modified or waived only by writing and executed by both parties hereto. Except as set forth in this Agreement, QuesTec has made no representations or warranties of any kind with respect to rights granted herein.

9.   WAIVER.

     No failure of QuesTec to exercise any right hereunder or to insist upon strict compliance by Atlantic with the terms hereof, and no custom or practice of the parties at variance with the terms hereunder, shall constitute a waiver of QuesTec's right to demand exact compliance with the terms of this Agreement. Waiver by QuesTec of any particular default by Atlantic shall not affect or impair QuesTec's rights in respect of any subsequent default of the same or of a different nature, nor shall any delay or omission by QuesTec to exercise any rights arising from a default impair its rights as to such default or any subsequent default.

10.  GOVERNING LAW AND INTERPRETATION.

     This Agreement shall be construed in accordance with the laws of the United States and the state of New York, without reference to conflict to laws, principles and the parties attorn to the jurisdiction and venue of the New York courts.

11.  ARBITRATION.

     Any dispute between QuesTec and the Atlantic involving the interpretation of this Agreement or the obligations of a party to it shall be determined by binding arbitration in accordance with the arbitration rules of the American Arbitration Association in the county of Suffolk, state of New York. The arbitrator shall have the authority to permit discovery upon request of a party. The cost of the arbitration shall be shared equally. The arbitration award issued by the arbitrator may be enforced in any court of competent jurisdiction in the United States.

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12.  HEADINGS.

     The captions and headings contained in this Agreements are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

13.  COUNTERPARTS.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one agreement, binding on all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

14.  TERM.

     This Agreement shall come into force upon signing, and shall continue in full force according to the terms and conditions set forth in the Strategic Alliance, Research and Development Agreement between QuesTec and Atlantic.

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed as of the day and year first written above.

"QuesTec"

QuesTec Imaging, Inc.

by: /s/ Edward J. Plumacher
    ------------------------
    Edward J. Plumacher

by: /s/ Michael W. Russo
    ------------------------
    Michael W. Russo

"Atlantic"

Atlantic Aerospace Electronics Corporation

by: /s/ Robert S. Cooper
    ------------------------
    Robert S. Cooper

by: /s/ Thomas V. Robertson
    ------------------------
    Thomas V. Robertson